Pricing Supplement Dated March 27, 2001                           Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                       File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate

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Agent:                   LEHMAN BROTHERS
Principal Amount:        $200,000,000.00
Agent's Discount
or Commission:           $274,000.00
Net Proceeds to Company: $199,726,000.00

Initial Interest Rate:   Reset on the Issue Date (also an Interest
                         Reset Date).
Issue Date:              04/02/01
Maturity Date:           04/02/04

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Calculation Agent: GMAC
Interest Calculation:

        /X/ Regular Floating Rate Note

Interest Rate Basis: / / CD Rate           / / Commercial Paper Rate

                     / / Prime Rate        / / Federal Funds Rate

                     /X/ LIBOR (see below) / / Treasury Rate

                     / / Other
                     (see attached)

        If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:    Each JAN 2, APR 2, JUL 2, and OCT 2.
                         The first interest reset date will be APR 2, 2001.
                         The final reset date will be JAN 2, 2004.

Interest Payment Dates:  Each JAN 2, APR 2, JUL 2, and OCT 2
                         commencing JUL 2, 2001 and ending APR 2, 2004.

Index Maturity:          3 Months
Spread (+/-):            +.86%

Day Count Convention:
        /X/ Actual/360 for the period from 04/02/01 to 04/02/04.
        / / Actual/Actual for the period from / / to / /
        / / 30/360 for the period from / / to / /

Redemption:
        /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
        / / Initial Redemption Date:
            Initial Redemption Percentage: ___%
            Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
        /X/ The Notes cannot be repaid prior to the Maturity Date.
        / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
        / / Optional Repayment Date(s):
            Repayment Price: %

Currency:
        Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: / / Yes /X/ No
        Total Amount of OID: Yield to Maturity:
        Initial Accrual Period:

Form:   /X/ Book-Entry          / / Certificated
Other:  /X/ Principal           / / Agent

If as principal:

        / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

        /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.

If as agent:

        The Notes are being offered at a fixed initial public offering price of XX% of principal amount.